Prospectus Supplement No. 19 (to Prospectus dated March 25, 2014)	Filed Pursuant to 424(b)(3) Registration No. 333-194512

4,000,000 Shares

Common Stock

This prospectus supplement updates and should be read in conjunction with the prospectus dated March 25, 2014, (the “Prospectus”) relating to the resale or other disposition, from time to time, by the selling stockholders identified in the Prospectus under the caption “Selling Stockholders,” of up to 4,000,000 shares of our common stock, par value $0.001 per share. We are not selling any shares of our common stock under the Prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares. To the extent that there is any conflict between the information contained herein and the information contained in the Prospectus, the information contained herein supersedes and replaces such information.

Current Report

This prospectus supplement incorporates into our Prospectus the information contained in our attached current report on Form 8-K that we filed with the Securities and Exchange Commission on January 23, 2015 (the “Form 8-K”). The Form 8-K, as filed, is set forth below.

The information contained in this Prospectus Supplement No. 19 supplements and supersedes, in relevant part, the information contained in the Prospectus, as amended and supplemented to date. This Prospectus Supplement No. 19 is incorporated by reference into, and should be read in conjunction with, the Prospectus, as amended and supplemented to date, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, as amended and supplemented to date.

The Prospectus, together with Prospectus Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and this Prospectus Supplement No. 19, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the securities as set forth in the Prospectus, as amended and supplemented. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended to date).”

Our common stock trades on The NASDAQ Capital Market under the symbol “RGDO.” The last reported sale price of our common stock on January 22, 2015, was $1.07 per share. You are urged to obtain current market quotations for the common stock.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus and the Risk Factors identified in our Quarterly Report for the three months ending September 30, 2014, for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 23, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2015

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

106 Allen Road, 4th Floor, Basking Ridge, New Jersey		07920
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On Thursday, January 23, 2015, Regado Biosciences, Inc., a Delaware corporation (the “Company”), Landmark Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Tobira Therapeutics, Inc., a Delaware corporation (“Tobira”) and Brent Ahrens as the Company Stockholders’ Agent (the “Stockholders’ Agent”) entered into an amendment (the “Amendment”) to the Agreement and Plan of Merger and Reorganization dated as of January 14, 2015 between the Company, Merger Sub, Tobira and the Stockholders’ Agent (the “Merger Agreement”). Pursuant to the Merger Agreement, as amended by the Amendment, Merger Sub will be merged with and into Tobira (the “Merger”), with Tobira surviving the Merger as a wholly-owned subsidiary of the Company.

Pursuant to the Amendment, the parties agreed to remove the requirement that a Company registration statement be declared effective by the SEC as a condition to the closing of the Merger. The parties further agreed that (i) a meeting of the Company’s stockholders, to approve the issuance of shares of the Company’s common stock in connection with the transactions contemplated by the Merger Agreement and the amendment and restatement of the Company’s certificate of incorporation, shall be held as soon as practicable following the date on which the proxy statement for the Merger is cleared by the SEC, rather than the date on which the registration statement for the Merger is declared effective under the Securities Act; (ii) resignation letters signed by the current directors of the Company shall be delivered to legal counsel of the Company and Tobira, prior to Tobira sending the information statement to Tobira stockholders, to be held in escrow pending identification of the post-closing directors of the Company; and (iii) the deadline for the filing of the Company proxy statement with the SEC shall be extended until March 6, 2015.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached to this report as Exhibit 2.1 and incorporated herein by reference.

Additional Information and Where to Find It

In connection with the Merger, the Company plans to file with the SEC a proxy statement of the Company, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement and other filings containing information about the Company and Tobira may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at www.regadobiosciences.com under the heading “Investors / SEC Filings.”

The Company and Tobira and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s and Tobira’s stockholders in connection with the Merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the Merger may be obtained by reading the proxy statement regarding the Merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of January 23, 2015, by and among Regado Biosciences, Inc., Landmark Merger Sub, Inc., Tobira Therapeutics, Inc. and Brent Ahrens as the Company Stockholders’ Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ Michael A. Metzger
Name:	Michael A. Metzger
Title:	Chief Executive Officer, President and Chief Operating Officer

Date: January 23, 2015

INDEX OF EXHIBITS

Exhibit No.	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of January 23, 2015, by and among Regado Biosciences, Inc., Landmark Merger Sub, Inc., Tobira Therapeutics, Inc. and Brent Ahrens as the Company Stockholders’ Agent.

Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated as of January 23, 2015, is entered into by and among: (a) REGADO BIOSCIENCES, INC. a Delaware corporation (“Parent”); LANDMARK MERGER SUB INC., a Delaware corporation (“Merger Sub”), TOBIRA THERAPEUTICS, INC., a Delaware corporation (“Company”), and the Company Stockholders’ Agent. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the parties have previously entered into that certain Agreement and Plan of Merger and Reorganization dated as of January 14, 2015 (the “Merger Agreement”);

WHEREAS, the parties now desire to amend the Merger Agreement as set forth herein;

WHEREAS, pursuant to Section 9.2 of the Merger Agreement, the Merger Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval;

WHEREAS, this Amendment does not require stockholder approval; and

WHEREAS, this Amendment has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

AMENDMENT OF MERGER AGREEMENT

1.1. The first sentence of Section 5.1(a) of the Merger Agreement is hereby deleted and replaced with the following:

“(a) As promptly as practicable after the date of this Agreement, and in any event no later than March 6, 2015, Parent, with Company’s cooperation, will prepare and cause to be filed with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Approval Matters and other matters that may be mutually agreed upon between Parent and Company (together with any amendments thereof or supplements thereto, the “Proxy Statement”).”

1.2. Section 5.3(a) of the Merger Agreement is hereby deleted and replaced with the following:

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“(a) Parent will take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on (i) the issuance of shares of Parent Common Stock in the Merger and the Financing, and (ii) the Parent Amended and Restated Charter (collectively, the “Parent Stockholder Approval Matters”). The Parent Stockholders’ Meeting will be held as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC; provided, however, notwithstanding anything to the contrary contained herein, Parent will have the absolute discretion to adjourn the Parent Stockholders’ Meeting without any consent requirement of Company for a period of sixty (60) days after the initial Parent Stockholders’ Meeting is held if necessary to obtain Parent Stockholder Approval. Parent will ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.”

1.3. Section 5.11 of the Merger Agreement is hereby deleted and replaced with the following:

“Board of Directors and Officers of Parent. Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, immediately after the Effective Time, to consist of the Parent Appointees and the Company Appointees and will, prior to the Company sending the Information Statement, provide to legal counsel to Parent and Company, copies of executed resignation letters (effective as of the Effective Time) for all members of the board of directors to be held in escrow pending the identification of the Parent Appointees by Parent; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements. Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on Parent’s standard form, within fifteen (15) days of their appointment. The executive officers of Parent immediately after the Effective Time and each of the Parent Appointees will be designated by Parent and each of the Company Appointees will be designated by Company as soon as practicable after the date of this Agreement (but in any event no later than March 6, 2015).”

1.4. Section 6.1(a) of the Merger Agreement is hereby deleted and replaced with the following:

“(a) [Reserved];”

ARTICLE II

CONTINUATION OF MERGER AGREEMENT

2.1. Except as expressly modified in Article 1, the Merger Agreement shall remain in full force and effect.

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ARTICLE III

GENERAL

3.1. Amendment. This Amendment may be further amended by the parties hereto at any time by compliance with Section 9.2 of the Merger Agreement.

3.2. Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

3.3. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. This Amendment may be delivered by facsimile or other electronic means, which shall constitute an original for all purposes.

3.4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

3.5. Successors and Assigns. This Amendment will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); (d) the Company Stockholders’ Agent and its successors and assigns (if any); and (e) the Company Stockholders. This Amendment will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; (iv) the other Parent Indemnified Persons; and (v) the respective successors and assigns (if any) of the foregoing. No party may assign this Amendment or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

3.6. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

REGADO BIOSCIENCES, INC.

By:	/s/ Michael Metzger
Name:	Michael Metzger
Title:	Chief Executive Officer, President and Chief Operating Officer

LANDMARK MERGER SUB INC.

By:	/s/ Michael Metzger
Name:	Michael Metzger
Title:	President

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fisher, M.D.
Name:	Laurent Fischer, M.D.
Title:	Chief Executive Officer

BRENT AHRENS, as Company Stockholders’ Agent

By:	/s/ Brent Ahrens
Name:	Brent Ahrens
Title:	Member/Manager

SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION